Exhibit (h)(13)

Form of Amended Schedule A to the
Expense Limitation Agreement

Dated as of:
May 19, 2011

SCHEDULE A

to the Expense Limitation Agreement
Between The Coventry Group and
Boston Trust Investment Management, Inc.

OPERATING EXPENSE LIMITS

Fund Name	Maximum Operating Expense Limit[1]

Boston Balanced Fund	1.00%

Boston Equity Fund	1.00%

Boston Trust Small Cap Fund	1.00%

Boston Trust Midcap Fund	1.00%

Walden Social Balanced Fund	1.00%

Walden Social Equity Fund	1.00%

Walden Midcap Fund	1.00%

Walden Small Cap Innovations Fund	1.00%

THE COVENTRY GROUP	BOSTON TRUST INVESTMENT MANAGEMENT, INC.

By:___________________________	By:___________________________

Name: John Danko	Name: Lucia Santini

Title: President	Title: Director

___________________________________
1 Expressed as a percentage of a Fund’s average daily net assets.